                                                                                                   Exhibit 21

                                        MedImmune, Inc. Subsidiaries

1)       MedImmune Oncology, Inc.
2)       MedImmune West, Inc.
3)       MedImmune Finance, Inc.
4)       MedImmune Pharma B.V.
5)       USB Pharma Ltd.
6)       MedImmune Oncology, Inc. (Netherlands)
7)       Aviron (a)
8)       Aviron U.K. Ltd. (a)
9)       Aviron U.K. (a)

(a)      MedImmune, Inc. acquired Aviron and its subsidiaries effective January 10, 2002 through a stock-for-stock exchange offer and merger transaction.